UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 30, 2008

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231—1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2008, Radian Group Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Company’s Credit Agreement, dated as of December 13, 2006 (the “Credit Agreement”) by and among the Company, KeyBank National Association, as administrative agent and collateral agent (“KeyBank”), and certain other financial institutions party thereto (collectively with KeyBank, the “Lenders”). The Amendment, which will be effective subject to satisfaction of certain limited closing conditions, would permanently eliminate the ratings covenant contained in Section 6.10 of the Credit Agreement and provide the Company with greater flexibility with respect to the consolidated net worth covenant contained in Section 6.09 of the Credit Agreement. The Company also agreed to certain other conditions and covenants, as more particularly described in the summary below.

Summary of the Amendment

The Amendment, upon effectiveness, will modify the Credit Agreement and related loan documents, among other things, by (a) reducing the commitment size from $400 million to $250 million (with further reductions to take place if certain repayment events occur), (b) increasing the pricing under the Credit Agreement, (c) eliminating the ratings covenant contained in Section 6.10 of the Credit Agreement, and (d) securing the Credit Agreement with a security interest in certain collateral. The security interest would be effected primarily through a lien in favor of the Lenders in (i) the Company’s ownership interests in certain of its first-tier subsidiaries and (ii) substantially all other personal property of the Company. In addition, the Company would grant a lien in its ownership interest in Radian Guaranty Inc. in favor of the Lenders and the holders of the securities issued under the Company’s public indentures.

Under the amended Credit Agreement, the Company and its material subsidiaries will be subject to a number of other business and financial covenants and events of default, including without limitation, maintaining at all times a Consolidated Net Worth (as defined in the Credit Agreement) of not less than $1,750,000,000, plus an amount equal to 75% of the net proceeds of any equity issuance following the effective date of the Amendment, subject to certain limited qualifications. The Credit Agreement, as modified by the Amendment, would upon effectiveness, contain limitations on indebtedness, liens, mergers, consolidations, liquidations and sales, payment of dividends, investments, loans and advances and optional payments and modifications of subordinated and other debt instruments.

Modifications by the Amendment of certain events of default under the Credit Agreement include (a) the reduction of certain grace periods applicable to existing events of default, (b) the addition of a new event of default in the case of a default under any one or more of the Security Documents (as defined in the Amendment), (c) a cross-default to other indebtedness, and (d) the occurrence of certain events with respect to any material insurance subsidiary.

This description of the Amendment is a summary and does not purport to be a complete description of all of the terms of the Amendment, and is qualified in its entirety by reference to the Amendment, attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the Amendment is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	First Amendment, dated April 30, 2008, to Credit Agreement, dated December 13, 2006, by and among Radian Group Inc., KeyBank National Association, as Administrative Agent, Lead Arranger, Sole Book Runner, and Swingline Lender, JPMorgan Chase Bank, NA and Wells Fargo Bank, National Association, as Co-Syndication Agents, The Northern Trust Company as Documentation Agent and certain other banks and financial institutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date:	May 6, 2008	By:	/s/ Terry Latimer
Terry Latimer
Senior Vice President and Treasurer

EXHIBIT INDEX

10.1	First Amendment, dated April 30, 2008, to Credit Agreement, dated December 13, 2006, by and among Radian Group Inc., KeyBank National Association, as Administrative Agent, Lead Arranger, Sole Book Runner, and Swingline Lender, JPMorgan Chase Bank, NA and Wells Fargo Bank, National Association, as Co-Syndication Agents, The Northern Trust Company as Documentation Agent and certain other banks and financial institutions.